Exhibit 10.5

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

This Confidential Separation and Settlement Agreement and General Release (this “Agreement”) is made and entered by and between Skyline Corporation, an Indiana Corporation (“Skyline”) and Richard W. Florea (“Employee” or “you”). Skyline, which following the Closing (defined below) will be named “Skyline Champion Corporation”, together with its subsidiaries prior to the Closing, shall collectively be referred to throughout the Agreement and Exhibit A hereto as the “Employer.” Skyline and Employee shall collectively be referred to as the “Parties” for purposes of this Agreement and Exhibit A attached hereto.

WHEREAS, Employee is employed as Chief Executive Officer of Skyline pursuant to the Executive Employment Agreement by and between Employee and Skyline, effective as of June 25, 2015, and amended herein (the “Employment Agreement”);

WHEREAS, the Employee’s termination of employment with the Employer shall occur upon the consummation of the transactions contemplated under the Share Contribution & Exchange Agreement by and among Skyline and Champion Enterprises Holdings, LLC, a Delaware limited liability company, dated as of January 5, 2018 (such agreement, the “Exchange Agreement,” and the consummation of the transactions contemplated thereby, the “Closing”) that is anticipated to occur on June 1, 2018 (the date on which the Closing occurs, the “Separation Date”);

WHEREAS, the Employee’s termination of employment will not impact the Employee’s continued service as a member of the board of directors of Skyline Corporation or its successors; and

WHEREAS, this Agreement is intended to set out the terms of your termination of employment with the Employer and describes your severance benefits should you sign this Agreement and not revoke it during the revocation period.

WHEREFORE, the Parties hereby agree as follows:

1. Final Pay, Paid Time Off and Reimbursement of Expenses. You will receive on the next regular pay day following the Separation Date, pay for all work you performed for the Employer through your final payroll period, to the extent not previously paid, as well as for paid time off you have earned but not used as of the Separation Date, determined in accordance with Skyline’s policy and as reflected on Skyline’s books. In addition, you have submitted a final request for reimbursement of any outstanding business expenses, together with substantiation required by the Employer’s reimbursement policy, and you will receive payment of such expenses within sixty (60) days of your Separation Date. These payments are not conditioned on the execution of the release set forth in Section 6 below.

2. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your continuous compliance with and meeting in full your obligations under it, including without limitation those obligations set forth in Sections 12, 13 and 14 of this Agreement, and in Exhibit A to this Agreement, Skyline agrees as follows:

a. Amendment of Employment Agreement with Immediate Effect.

i. Section 6(d) of the Employment Agreement is hereby amended and restated, effective upon the execution of this Separation Agreement to read as follows:

“(d) By Company. Except in the event of Executive’s termination by Company for Cause pursuant to Section 6(b) for which Company will be permitted to terminate Executive’s employment immediately and without any Severance Benefit (defined below in Section 7(b)), Company may terminate the employment of Executive for any reason upon not less than thirty (30) days’ prior written notice to Executive.”

ii.Section 7(b) of the Employment Agreement is hereby amended and restated, effective upon execution of this Separation Agreement to read as follows:

“(b) Severance Benefit on Termination of Employment. If prior to the expiration of the Term of this Agreement Company terminates Executive’s employment without Cause, Company shall pay to Executive as a severance benefit (“Severance Benefit”) a lump sum in an amount equal to $556,200. Unless earlier payment is provided for in a written agreement between Executive and Company in connection with Executive’s separation of employment, the Severance Benefit shall be paid not later than the date 90 days following Executive’s employment termination date. All payments of Severance Benefit, if any, shall be less all applicable Withholding Taxes.

b. Severance Pay. In accordance with your Employment Agreement, you will be paid severance pay in an amount equal to $556,200 (the “Severance Amount”), payable in a lump sum, subject to applicable tax withholding.

c. Annual Performance Bonus. Any annual performance bonus compensation with respect to Skyline’s fiscal year ending in 2018 that would have otherwise been payable to you pursuant to Section 4(b) of the Employment Agreement had your employment with the Employer not been terminated prior to the payment of such bonus shall be payable at the same time as bonuses with respect to Skyline’s fiscal year ending in 2018 are paid to Skyline executives generally, and in any event, no later than August 15, 2018.

d. Payment Date. The Severance Amount will be paid not later than three (3) business days following the date this Agreement takes effect. As indicated below, you will have forty-five (45) days to consider this Agreement. This Agreement will take effect on the eighth (8th) day following the date that you sign this Agreement (which can be no earlier than your Separation Date), provided you do not timely revoke it as described in Section 16 herein by providing written notice to Roger Scholten at 755 West Big Beaver Road, Suite 1000, Troy, Michigan 48084. In the event of your death before the payment of the Severance Amount, the Severance Amount will be paid to your estate in a single lump sum.

3. Vesting of Stock Options. Pursuant to Section 5.18(b) of the Exchange Agreement, and contingent upon the effectiveness of this Agreement, each Company Option (as such term is defined in the Exchange Agreement) that you hold as of immediately prior to the Closing and that is outstanding and unvested as of immediately prior to the Closing shall become fully vested and exercisable as of the Closing.

4. Acknowledgement of Full Payment and Withholding.

a. Full Payment. You acknowledge and agree that the payments and benefits provided under Sections 1, 2, and 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Employer or its affiliates through the Separation Date and that, except as expressly provided under this Agreement, no further compensation, benefits or payments are owed or will be paid to you. You further acknowledge that the compensation and benefits set forth in Sections 2 and 3 of this Agreement, is compensation you are not otherwise entitled to receive.

b. Withholding. The payments made by the Employer under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Employer under applicable law and all other lawful deductions authorized by you.

5. Status of Employee Benefits. Except for any right you may have to continue your participation and that of your eligible dependents in the Employer’s group medical, dental, and vision plans under the federal law known as “COBRA”, your participation in all employee benefit plans of the Employer will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date.

6. General Release. In consideration of the payments and benefits provided for by this Agreement, Employee, on behalf of Employee and Employee’s agents, heirs, successors and assigns, hereby finally and unconditionally releases and forever discharges Employer, and any and all of its parents, subsidiaries, affiliates and other related companies, as well as any and all of their past, present and future officers, directors, agents, employees, partners, shareholders, benefit plans, benefit plan fiduciaries, predecessors, successors and assigns, separately and collectively, and each of them (together, the “Released Parties”), from any and all claims, including any common law claims, debts, liabilities, demands, damages, wages, charges, promises, acts, agreements, costs and expenses (including any claim for attorneys’ fees), actions and causes of action, or any claim for violation of civil rights, or of any other state or federal statutes (or constitution), including, but not limited to claims based on race, color, sex, national origin, ancestry, religion, age, disability, marital status, sexual orientation, genetic information and claims arising under Title VII of the Civil Rights Act (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Genetic Information Nondiscrimination Act (“GINA”), the Family and Medical Leave Act (“FMLA”), the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which Employee has provided services to the Employer, and/or any other federal, state or local law, regulation or other requirement (each as amended from time to time), whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, claims which arise out of or are in any way connected with Employee’s employment with Employer, or Employee’s relationship with Employer, or the termination of said relationship, or any claims which may be asserted on Employee’s behalf by any state or federal government agency including but not limited to the ADA, the ADEA, the Immigration Reform and Control Act, the Occupational Safety and Health Act, as amended, and the Equal Pay Act. This release does not pertain to any claim or right which is not otherwise waivable pursuant to statute or law. Nothing contained in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or any comparable state or local government agency or from filing an action to enforce the terms of this Agreement.

7. Waiver of Claims and Promise Not to Sue. To the fullest extent permitted by law, Employee irrevocably and unconditionally releases, forever discharges, indemnifies and holds harmless the Released Parties from all claims Employee believes or, at a later date, may believe Employee has against Employer, or any of its subsidiaries, divisions, related entities or affiliates, officers, employees or agents for any action as of the date of this Agreement. Except as otherwise prohibited by the ADEA or other applicable law and except as provided in the last sentence of Section 6 of this Agreement, the Employee agrees never to file a lawsuit, and promises not to otherwise assert any claims or institute, initiate, prosecute, or maintain any lawsuit based on any claim that is released in Section 6 of this Agreement. Subject to the immediately preceding sentence, Employee represents that Employee has not filed, initiated or caused to be filed, any lawsuit, complaint, claim or charge with respect to any claims that are released in Section 6 of this Agreement, nor has any lawsuit, complaint, claim or charge been initiated or filed on the Employee’s behalf. Employee acknowledges and agrees that in the event Employee files a complaint, action, or charge, Employee waives any right to recover any monetary damages or any other individual relief. Employee agrees that, even if Employee violates this promise not to sue, this Agreement will remain in full force and effect, including Employee’s release of all claims.

8. Waiver of Age Discrimination Claim. Employee understands and acknowledges that the ADEA provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age. Employee understands the rights afforded under the ADEA and agrees that Employee will not bring any action against Employer based on any alleged violations(s) of the ADEA. Employee hereby waives any right to assert a claim for relief under the ADEA, including, but not limited to, back pay, attorneys’ fees, damages, reinstatement and/or injunctive relief. Employee understands that Employee is not hereby waiving any rights or claims that may arise after the date this Agreement is executed.

9. Review Period. Employee is advised to consult with an attorney before executing this Agreement. Employee hereby represents and acknowledges that Employee freely and voluntarily executes this Agreement without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement, and has the right to revoke this Agreement after signing in accordance with the terms of Section 16 below. Employee is aware that Employee has up to forty-five (45) days under the Older Workers Benefit Protection Act (“OWBPA”) to review this Agreement prior to signing. Employee’s initials to this section indicate Employee’s desire to waive Employee’s right to consider this agreement for the full forty-five (45) day period.       RWF         (Employee’s initials). In accordance with the requirements of the Older Workers Benefit Protection Act, Skyline also has provided you, as Exhibit B to this Agreement, a list of the job titles and ages of all employees who have been selected for layoff and are eligible for severance benefits at this time, together with the job classifications and ages of all individuals who have not been selected to layoff and therefore are not eligible for severance benefits at this time.

10. COBRA. Employee hereby acknowledges receipt of notice of Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and agrees to notify the Employer within sixty (60) days following the Separation Date if Employee elects to continue coverage under the Employer-sponsored health plan with all costs with respect thereto to by borne by the Employee. Employee acknowledges that failure to timely file said election with the Employer or failure to make payment when due will result in the termination of health benefits under the Employer-sponsored Plan in accordance with applicable law.

11. Indemnification. Employee will indemnify and hold harmless the Released Parties from any loss, claim, expense, demand or cause of action of any kind or character incurred directly or indirectly by reason of the falsity or inaccuracy of any representation herein by Employee.

12. Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality. In signing this Agreement and accepting the payments described in this Agreement, you hereby acknowledge and affirm that you continue to be subject to the covenants set out in Exhibit A and any other provisions regarding competition, solicitation, disparagement or confidentiality contained in other agreements between you and the Employer. Exhibit A is attached hereto and incorporated herein by reference (collectively, the “Continuing Obligations”). You further acknowledge and agree that the payments set forth in this Agreement are contingent on your compliance with all such provisions.

13. Return of Documents and Other Property; Clearing of Accounts. In signing this Agreement, you represent and warrant that you have returned to the Employer any and all records, documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Employer business (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, and all other property of the Employer in your possession or control. Further, you represent and warrant that you have not retained copies or derivations of any Employer records, documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Employer has ended as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Employer computer or computer network or system, including without limitation its electronic mail system, after such date. Further, you acknowledge that you have disclosed to the Employer all passwords necessary or desirable to enable the Employer to access all information which you have password-protected on any of its computer equipment or on its computer network or system. You further represent that you have cleared all expense accounts, repaid everything you owe to the Employer, including any amounts you owe on any company-issued credit cards or other accounts (such as mobile phone accounts), and cancelled or personally assumed any such credit cards or other accounts. You agree that as of the Separation Date you will incur no further obligations, expenses or liabilities on behalf of the Employer.

14. Continued Services. You agree to satisfy all reasonable transition assistance requests of the Employer (whether made on or after your Separation Date) at no additional compensation, such as responding to telephone inquiries or aiding in the location of files and transitioning matters for which you are responsible. If additional services will be required in the Employer’s sole discretion, and you agree to provide such services, the Employer will provide you with reasonable compensation. However, no compensation shall be provided for your assistance in any formal or informal legal matters in which you are named as a party or have knowledge relevant to the matter. Notwithstanding anything to the contrary in this Agreement, any rights to indemnification for third party claims to which you were entitled by law or contract in your capacity as an officer or employee shall be unaffected by this Agreement.

15. Integrated Agreement. This Agreement reflects the full understanding and agreement of the Parties, and supersedes, replaces and renders void and unenforceable, all prior or contemporaneous agreements associated with or in any manner related to the subject matter of this Agreement, other than the Continuing Obligations, which will remain in full force and effect in accordance with their terms. Accordingly, your Employment Agreement shall terminate as of the date hereof. No modifications to this Agreement are effective unless in writing, signed by Skyline or its successor, as applicable, and Employee.

16. Right to Revoke. Employee has the right to revoke this Agreement for any reason within seven (7) days after Employee signs it (the “Revocation Period”). To be effective, Employee’s notice of revocation must be in writing and must be hand-delivered or mailed to Roger Scholten at 755 West Big Beaver Road, Suite 1000, Troy, Michigan 48084. If mailed, the revocation must be postmarked within the Revocation Period, properly addressed and sent by certified mail, return receipt requested. If hand-delivered, the revocation the Employee must give the revocation to Roger Scholten within the Revocation Period. This Agreement shall not become effective until the Revocation Period has expired and the Employee has failed to revoke this Agreement pursuant to the terms of this Section 16.

17. Confidentiality. The terms and conditions of this Agreement shall be kept strictly confidential by Employee. Employee and Employee’s agents, employees, representatives, attorneys, successors, and assigns shall not disclose any terms or conditions of this Agreement to any person, firm, corporation or entity other than Employee’s accountants and attorneys, and except as may be allowed or required by law.

18. Miscellaneous.

a. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

b. Amendment. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and Skyline, for the Employer or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c. Continued Performance. The obligations of Skyline to make payments to you and to provide you with benefits under this Agreement, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under this Agreement and Exhibit A attached hereto.

d. No Admission. You acknowledge that this agreement and the payment to you are not, and shall not in any way be construed as, an admission of wrongdoing by the Employer or any of its directors, officers, agents, or employees.

e. Governing Law. This Agreement is governed by Federal law and the laws of Indiana to the extent not preempted by Federal law.

IN WITNESS WHEREOF, the Parties to this Agreement acknowledge that they have fully read, understood, agreed to, and executed this Agreement on the dates written below, intending to be legally bound. No modifications of this Agreement are effective unless in writing, signed by the Parties. If Employee does not revoke this Agreement in accordance with the terms of Section 16 above, then, on the eighth (8th) day following the date that Employee signed it, this Agreement shall take effect as a legally binding agreement between the Employer and Employee on the basis set forth above.

EMPLOYEE	SKYLINE CORPORATION

/s/ Richard W. Florea	/s/ Jon Pilarski

Date: May 31, 2018	By:	Jon S. Pilarski

Date: June 1, 2018

Exhibit A

Covenants Regarding Competition, Solicitation and Confidentiality

Restricted Activities. Employee agrees that some restrictions on his activities after his service relationship with the Employer are necessary to protect the good will, Confidential Information and other legitimate interests of the Employer. Following the Separation Date, the provisions of this Exhibit A shall be effective in lieu and instead of Section 8 of the Employment Agreement. Section 9 of the Employment Agreement (governing Intellectual Property) shall continue to apply following the Separation Date; provided that, for the avoidance of doubt, the execution of the Agreement by the Employee constitutes, to the extent not already assigned, the assignment of the Employee’s entire right, title and interest in and to any of the intellectual property or other subject matter set forth in Section 9 of the Employment Agreement.

1. Non-compete, Non-solicitation, Non-disclosure. For eighteen (18) months after the Separation Date (the “Restricted Period”), the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, Compete with Employer within the Restricted Territory. Specifically, the Employee agrees not to engage in any manner in any activity that is directly or indirectly competitive with the Business of the Employer as conducted or under consideration at any time during the Employee’s Employment by the Employer. For the purposes of this Exhibit A, the “Business” of the Employer shall be defined to include all Products and the Employee’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Employee’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Employee agrees that, during the Restricted Period, the Employee will not directly or indirectly (a) solicit or encourage any customer of the Employer to terminate or diminish its relationship with Employer; or (b) seek to persuade any such customer or prospective customer of the Employer to conduct with anyone else any business or activity which such customer or prospective customer conducts with the Employer; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Employer at any time within the two-year period preceding the Separation Date (or whose business has been solicited on behalf of the Employer by any of its officers, employees or agents within said two-year period, other than by form letter, blanket mailing or published advertisement), and (z) only if the Employee has performed work for such Person during his Employment with the Employer (or to whom Employee has been introduced to, or otherwise had contact with as a result of his employment with the Employer) or has had access to Confidential Information which would assist in the Employee’s solicitation of such Person.

The Employee agrees that during the Restricted Period, the Employee will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Employer or seek to persuade any employee of the Employer to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Employer to terminate or diminish its relationship with them. For the purposes of this Exhibit A, an “employee” of the Employer is any person who was such at any time within the preceding twelve (12) months.

Until forty-five (45) days after the conclusion of the Restricted Period, the Employee shall give notice to the Employer of each new business activity he plans to undertake, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Employee’s business relationship(s) and position(s) with such Person. The Employee shall provide the Employer with such other pertinent information concerning such business activity as the Employer may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Exhibit A.

2. Confidentiality and Related Matters.

The Employee acknowledges that the Employer continually develops Confidential Information (as defined herein); that the Employee may have developed or had access to Confidential Information through his Employment and other associations with the Employer. The Employee agrees that he shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Employer and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Employee shall make every effort to provide notice as expeditiously as is reasonably possible to the Employer. The Employee understands and agrees that this restriction is in addition to any restrictions to which he is bound as a result of his prior Employment with the Employer and that this restriction, as well as any earlier agreed restrictions, shall continue to apply after his Employment.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Employer and/or its successors. The Employee shall return to the Employer no later than the Separation Date (or at such earlier time or times as the Employer may specify) all Documents as well as all other property of the Employer, then in the Employee’s possession or control.

The Employee shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Employer, without the prior written consent of the Employer or its expressly authorized representative.

Notwithstanding any other provision in this Exhibit A, nothing in the Agreement or this Exhibit A shall preclude Employee from disclosing information – which pursuant to express and unequivocal terms of law – may be disclosed to government agencies or otherwise.

3. Non-disparagement. The Employee agrees that he will never disparage or criticize the Employer, its business, its management or its products or services, and that the Employee will not otherwise do or say anything that could disrupt the good morale of employees of the Employer or harm the interests or reputation of the Employer.

4. Enforcement of Covenants. The Employee acknowledges that he has carefully read and considered all the terms and conditions of the Agreement, including the restraints imposed upon him pursuant to this Exhibit A. The Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Employer; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Employee is bound by these restraints. The Employee further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Employee further acknowledges that, were he to breach any of the covenants contained in this Exhibit A, the damage to the Employer would be irreparable. The Employee therefore agrees that the Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of said covenants, without having to post bond. So that the Employer may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Exhibit A shall be tolled, and shall not run, during any period the Employee is in breach thereof. The parties further agree that, in the event that any provision of this Exhibit A shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the parties agree that such court is expressly authorized to modify such provision (and such provision is hereby deemed modified) to permit its enforcement to the maximum extent permitted by law.

5. Definitions. For purposes of this Exhibit A, in addition to the definitions set forth in the Agreement, the following definitions shall apply.

a. “Confidential Information” means any and all information of the Employer that is not generally known by those with whom the Employer competes or does business, or with whom the Employer plans to compete or do business, and any and all information not generally known to the public, which, if disclosed by the Employee would assist in competition against Employer. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Employer, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Employer, (iv) the identity and special needs of the customers of the Employer and (v) the people and organizations with whom the Employer have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Employee has received belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

b. “Employment” means the Employee’s employment or other service relationship with the Employer. The Employee will be deemed to cease Employment on the Separation Date.

c. “Compete.” For purposes of the Agreement and Exhibit A, the terms “Compete” and “competitive” shall mean (i) performing tasks or duties similar to those Employee performed in the last two years of his employment at Employer for a competitor of Employer; (ii) managing/supervising those who, for a competitor of Employer, perform tasks or duties similar to those which he performed in his last two years of employment at Employer; or (iii) performing, on behalf of a competitor of Employer, tasks or duties in which he utilizes any Confidential Information or trade secrets that he learned in the course of his relationship with Employer.

d. “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

e. “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Employer, together with all services provided or planned by the Employer, during the last two years of Employee’s Employment.

f. “Restricted Territory”. For purposes of the Agreement and Exhibit A, the term “Restricted Territory” is intended to cover the area where Employer furnishes its factory built housing products and shall mean: (i) the United States of America; (ii) Canada; (iii) any state in the United States in which Employer sells or provides products; (iv) any province or territory in Canada in which Employer sells or provides products; (v) any state, province, or territory in which Employee works in a competitive capacity on behalf of a competitor of Employer, so long as the competitor sells, provides or services competitive products in a geographic market where Employer sells, provides or services products); or (vi) the geographical area in which Employee routinely provided services, or for which Employee was assigned responsibility by Employer.

VOLUNTARY WAIVER OF 45-DAY REVIEW PERIOD

I, Richard W. Florea, understand that Section 9 of the attached Confidential Separation Agreement and General Release (the “Agreement”) specifically provides me with up to forty-five (45) days within which to consider the Agreement. By signing this Voluntary Waiver, I knowingly and voluntarily choose to waive the remainder of the 45-day time period and accept a shortening of the 45-day time period to the date of my signing of this Voluntary Waiver and the Agreement, without any inducement by Employer or any of the Released Parties, whether through fraud, misrepresentation, oral or written statements or promises, threats to withdraw or alter the consideration offered in the Agreement prior to the expiration of the 45-day time period, or any other act.

I further understand and agree that all other provisions of the Agreement continue to apply to me and specifically acknowledge and understand that the 7-day revocation period set forth in Section 16 of the Agreement has not been shortened or waived and will commence as of the date of my signing of this Voluntary Waiver and the Agreement.

/s/ Richard W. Florea

Dated: May 31, 2018

EXHIBIT B

Information Provided under the Older Workers Benefit Protection Act

The following information is being provided to you by Skyline Corporation (“Skyline”) and Champion Home Builders, Inc. (“Champion”) in accordance with the Older Workers Benefit Protection Act (the “OWBPA”) and in conjunction with the Skyline’s offer to you of severance benefits under the agreement by and between you and Skyline to which this Exhibit B is appended (the “Agreement”), which is conditioned on your signing and not revoking a general release of claims in favor of Skyline, its parents, subsidiaries, affiliates, divisions, successors and related entities as contained in the Agreement.

The termination of your employment is occurring in connection with a restructuring (the “Restructuring Program”). In determining who has been selected and not selected for this program, all employees of Skyline and Champion who directly report to the Chief Executive Officer of Skyline and the Chief Executive Officer of Champion, respectively, along with the Chief Executive Officer of Skyline, have been considered, and so constitute the “decisional unit” for the Restructuring Program. The selection of those employees in the decisional unit whose employment will be terminated in connection with the Restructuring Program is based on a determination of personnel needs in light of the transaction between Skyline and Champion.

Employees within the decisional unit whose employment has been terminated in connection with the Restructuring Program have received offers of separation benefits, in each case conditioned on signing a timely and effective general release of claims such as that contained in the Agreement provided to you. The amount of separation benefits offered under the Restructuring Program may vary from employee to employee.

The time limits on the Restructuring Program are as follows: Each selected employee who is at least forty (40) years of age is afforded no less than forty-five (45) calendar days from the date of receipt of this Exhibit B to consider whether to accept or reject such offer of separation benefits. Those who accept the offer by signing and returning the general release of claims in a timely manner are then afforded seven (7) calendar days from the date of signing to revoke acceptance, with the general release of claims taking effect on the eighth (8th) calendar day after the employee signs it, provided the employee has not revoked it. Employees who are under forty (40) years of age may receive a shorter consideration period and may not receive a revocation period. The general release of claims in the Agreement contains legally binding commitments, and Skyline and Champion advise you to consult an attorney before signing it.

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Following is a listing of the job titles and ages of all employees in the decisional unit who are eligible for severance benefits as a result of the termination of their employment in connection with the Restructuring Program, and those whose employment has not been affected by the Restructuring Program and thus are not eligible for severance benefits. The Restructuring Program may be ongoing. This list is current as of the date it is provided to you.

Job Title[1]	Employer	Ages of Those Not Eligible for Severance Benefits	Ages of Those Eligible for Severance Benefits
Chief Executive Officer	Skyline		55
Chief Operating Officer	Skyline		53
Chief Financial Officer	Skyline	55
Chief of Staff	Skyline	62
Senior Executive Vice President of Sales	Skyline	66
Administrative Support Staff	Skyline	62
Administrative Support Staff	Skyline	71
Director of Information Technology	Skyline	57
President	Champion	45
Chief Financial Officer	Champion	48
Senior Vice President and General Counsel	Champion	63
President, Star Fleet Trucking, Inc.	Champion	58
President, Campion Canada International ULC	Champion	54

[1]	Note: The employment of the National Sales Manager of Skyline was terminated, and in connection with such termination such employee was eligible for certain benefits from Skyline. However, such termination was not made in connection with the Restructuring.

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